Exhibit 99.1

MeiraGTx Appoints Martin Indyk, Ph.D. to Board of Directors

LONDON and NEW YORK, February 21, 2019 (GLOBE NEWSWIRE) — MeiraGTx Holdings plc (NASDAQ:MGTX), a vertically integrated, clinical stage gene therapy company, today announced the appointment of Dr. Martin Indyk to its Board of Directors.

Martin Indyk is an American diplomat who has served in senior positions in the U.S. presidential administrations of Clinton, Bush ’43 and Obama. He was twice U.S. Ambassador to Israel, President Clinton’s Middle East advisor in the National Security Council, President Obama’s Special Envoy for Israeli-Palestinian Negotiations, and Assistant Secretary of State for Near East Affairs under Secretary of State Madeleine Albright. From 2001 to 2018, Dr. Indyk managed, built and raised funds for the Brookings Institution, a think tank with an annual budget of $100 million. At Brookings he served as Vice President and Director of the Foreign Policy Program and then as Executive Vice President from 2014-2018. Dr. Indyk currently serves as a distinguished fellow and director of executive education at the Council on Foreign Relations and on several boards, including the Lowy Institute for International Policy in Australia, the Institute for National Security Studies in Israel, the Aspen Institute’s Middle East Investment Initiative, and on the advisory boards of the Israel Democracy Institute and America Abroad Media. He is a member of the American Academy of Social Sciences. He received a Bachelor of Economics from the University of Sydney and a Ph.D. in International Relations from the Australian National University.

“Dr. Indyk is a proven leader whose decades of service bring a unique perspective to the board,” said Alexandria Forbes, Ph.D., president and chief executive officer of MeiraGTx. “His ability to craft strategic plans, navigate contentious issues, manage complex organizations, and build consensus will be invaluable as MeiraGTx continues to grow as a fully integrated gene therapy company with a global footprint.”

About MeiraGTx

MeiraGTx (NASDAQ:MGTX) is a vertically integrated, clinical stage gene therapy company with five programs in clinical development and a broad pipeline of preclinical and research programs. MeiraGTx has core capabilities in viral vector design and optimization and gene therapy manufacturing, as well as a potentially transformative gene regulation technology. Led by an experienced management team, MeiraGTx has taken a portfolio approach by licensing, acquiring and developing technologies that give depth across both product candidates and indications. MeiraGTx’s initial focus is on three distinct areas of unmet medical need: inherited retinal diseases, neurodegenerative diseases and severe forms of xerostomia and xerophthalmia. Though initially focusing on the eye, central nervous system and salivary gland, MeiraGTx intends to expand its focus in the future to develop additional gene therapy treatments for patients suffering from a range of serious diseases.

For more information, please visit www.meiragtx.com.

Contacts

Investors:

MeiraGTx

Elizabeth Broder

(646) 860-7983

Investors@meiragtx.com

or

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Christiana Pascale

(212) 267-6722

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